EXHIBIT 23(D)

                   [LETTERHEAD OF DIXON, ODOM & CO., L.L.P.]

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of United Dominion Realty Trust, Inc., that is made a part of the Registration Statement (Form S-4) and Prospectus of United Dominion Realty Trust, Inc. for the registration of 22,845,000 shares of its Common Stock and to the incorporation by reference therein of our report dated May 16, 1996, with respect to the combined statement of rental operations of the Properties included in its Current Report on Form 8-K dated August 15, 1996, filed with the Securities and Exchange Commission.

/s/______DIXON, ODOM & CO., L.L.P._____


DIXON, ODOM, & CO., L.L.P.
Greensboro, North Carolina
November 1, 1996